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January 15, 2009

First Chester County Corporation

9 North High Street

West Chester, PA 19380

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) of First Chester County Corporation, a Pennsylvania corporation (the “Company”), to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 147,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”).

We have examined the Registration Statement, the Articles of Incorporation and Bylaws of the Company and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. the Company is duly organized and validly subsisting under the laws of the Commonwealth of
Pennsylvania; and

2. the Shares to be issued in accordance with the terms described in the Registration Statement have been duly authorized and, when issued in accordance with the terms described in the
Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SAUL EWING LLP

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